Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CenterState Bank Corporation of our report dated February 27, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2019, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Crowe LLP

Fort Lauderdale, Florida

May 8, 2020